Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of March 26, 2007 is made by and among Delphax Technologies Inc., a Minnesota corporation, with headquarters located at 6100 West 110th Street, Bloomington, Minnesota 55438 ("Delphax"), Delphax Technologies Canada Limited, a corporation duly incorporated under the laws of the province of Ontario, with headquarters located at 5030 Timberlea Blvd., Mississauga, Ontario Canada L4W 2S5 ("Delphax Canada") and the investors named on the signature pages hereto, together with their permitted transferees (the "Investors"). Delphax and Delphax Canada are collectively called the "Companies" and individually called a "Company".

RECITALS:

A. The Companies and the Investors are executing and delivering this Agreement in reliance upon the exemptions from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 under Regulation D.

B. The Investors desire, upon the terms and conditions stated in this Agreement, to purchase Delphax Canada's Secured Subordinated Notes, for an aggregate purchase price of up to $7.0 million and to receive, in consideration for such purchase, Warrants to acquire shares of Common Stock of Delphax.

C. Contemporaneously with the execution and delivery of this Agreement, Delphax and the Investors are executing and delivering a Registration Rights Agreement under which the Company has agreed to provide certain registration rights under the Securities Act, the rules and regulations promulgated thereunder and applicable state securities laws.

D. The Notes will be secured by the Security Documents and guaranteed by Delphax pursuant to the Guaranty.

E. The capitalized terms used herein and not otherwise defined have the meanings given them in Article X hereof.

In consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF SECURED SUBORDINATED NOTES

1.1 Purchase and Sale of Secured Subordinated Notes. At each Closing, subject to the terms of this Agreement and the satisfaction or waiver of the conditions set forth in Articles VI and VII hereof, Delphax Canada will issue and sell to each Investor, and each Investor will (on a several and not a joint basis) purchase from the Company, secured subordinated notes substantially in the form of Exhibit A hereto (the "Note(s)") in the principal amount set forth beneath such Investor's name on the signature pages hereof for such Closing. The Notes will bear annual interest, at a fixed rate of 12% per annum, payable as set forth in the Notes. The Notes issued at the First Closing will mature on February 8, 2008 (subject to extension in the event of a Second Closing Date, as provided in the Notes) and the Notes issued at the Second Closing will mature on the first business day following the fifth anniversary of the Second Closing Date.

1.2 Payment. Each Investor will pay the principal amount for the Notes as is set forth beneath its name on the signature pages hereof, by wire transfer of immediately available funds in accordance with Delphax Canada's written wire instructions, simultaneously with delivery by the Companies to each Investor of (i) the Note(s) in the principal amount(s) so purchased by such Investor and (ii) Warrants to acquire the number of shares of Common Stock set forth beneath such Investor's name on the signature pages hereof for such Closing, and the Companies will deliver such Notes and Warrants against delivery of the purchase price as described above.

1.3 Closing Dates. Subject to the satisfaction or waiver of the applicable conditions set forth in Articles VI and VII hereof, (i) the First Closing will take place at 1:30 p.m., Central Time, on the date of this Agreement, or at another date or time agreed upon by the parties to this Agreement (the "First Closing Date") and (ii) the Second Closing will take place at 1:30 p.m., Central Time, on the first business day after the Delphax shareholder meeting referred to in Section 6.2(e) or at another date or time agreed upon by the parties to this Agreement (the "Second Closing Date"). In the event that the shareholder approval contemplated by Section 6.2(e) is not obtained, then (i) the Notes and Warrants issued at the First Closing shall remain outstanding in accordance with their terms, and (ii) the Company's obligation to issue, and the Investors obligation to purchase, the Notes and Warrants that are contemplated to be issued at the Second Closing shall terminate without liability. Each Closing will be held at the offices of Faegre & Benson LLP, or at such other place as the parties agree.

1.4 Warrants. In consideration of the purchase of the Notes by the Investors, at the Closing the Company will issue warrants to each Investor, substantially in the form of Exhibit B hereto (the "Warrants"), giving each Investor the right, for a period of five years after the date of Closing, to acquire the number of shares of Common Stock set forth beneath such Investors name on the signature pages hereof for such Closing.

1.5 Repayment of Existing 2004 Notes. At the Second Closing, Delphax shall prepay in full all outstanding principal and unpaid interest evidenced by the Existing 2004 Notes, without any penalty, premium or other charge.

1.6 Additional Securities. Provided that the Second Closing Date has occurred, at any time within one year after the Second Closing Date, at the option of the Investors, Delphax Canada shall sell up to an additional $1,400,000 of Notes, as requested by the Investors, at par, and in connection therewith Delphax shall issue to the Investors Warrants to purchase up to an additional 1,500,000 shares of Common Stock (1.0714 shares of Common Stock for each $1.00 of principal amount of Notes purchased). Such option shall be exercised by the Investors giving notice thereof to the Companies within such one-year period, which notice shall specify the principal amount of Notes to be purchased. Such additional Notes shall mature on the same date as the Notes issued on the Second Closing Date, and such additional Notes and Warrants shall be for all purposes "Notes" and "Warrants" as defined in this Agreement and entitled to the benefits of this Agreement. The Closing of the issuance and sale of such additional Securities shall take place within 15 days after the notice from the Investors.

1.7 Taxes.

(a) Any and all payments by or on account of any obligation of the Companies hereunder or under any other Transaction Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if a Company shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Investor entitled thereto receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Company shall make such deductions, and (iii) such Company shall timely pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

(b) Without limiting the provisions of paragraph (a) above, the Companies shall timely pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c) The Companies shall jointly and severally indemnify each Investor within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Investor, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Companies by an Investor shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Company to a governmental authority, such Company shall deliver to the Investors the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Investor.

(e) Any Investor that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Company is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Transaction Document shall deliver to such Company, at the time or times prescribed by applicable law or reasonably requested by such Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Investor, if requested by a Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Company as will enable such Company to determine whether or not such Investor is subject to backup withholding or information reporting requirements.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF INVESTORS

Each Investor represents and warrants to the Companies, severally and solely with respect to itself and its purchase hereunder and not with respect to any other Investor, that:

2.1 Investment Purpose. The Investor is purchasing the Securities for its own account and not with a present view toward the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act; provided, however, that by making the representations herein, such Investor does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements of the Securities Act.

2.2 Accredited Investor Status. The Investor is an "accredited investor" as defined in Rule 501(a) of Regulation D and as defined in National Instrument 45-106 Prospectus and Registration Exemptions ("NI 45-106").

2.3 Reliance on Exemptions. The Investor understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and Canadian Securities Legislation and that the Companies are relying upon the truth and accuracy of, and the Investor's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

2.4 Information. The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Companies, and materials relating to the offer and sale of the Securities, that have been requested by the Investor or its advisors, if any. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Companies. Neither such inquiries nor any other due diligence investigation, nor the receipt of any information in connection with such inquiries or investigation, conducted by Investor or any of its advisors or representatives modify, amend or affect the Investor's right to (i) rely on the Companies representations and warranties contained in Article III below and (ii) be indemnified as to the matters set forth in Article IX below. The Investor acknowledges and understands that its investment in the Securities involves a significant degree of risk, including the risks reflected in the SEC Documents.

2.5 Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency including, without limitation, the Ontario Securities Commission, has passed upon or made any recommendation or endorsement of the Securities or an investment therein.

2.6 Transfer or Resale. The Investor understands that:

(a) except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the Securities Act or any applicable state securities laws and, consequently, the Investor may have to bear the risk of owning the Securities for an indefinite period of time because the Securities may not be transferred unless (i) the resale of the Securities is registered pursuant to an effective registration statement under the Securities Act; (ii) the Investor has delivered to the respective Company an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (iii) the Securities are sold or transferred pursuant to Rule 144; or (iv) the Securities are sold or transferred to an affiliate (as defined in Rule 144) of the Investor;

(b) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with another exemption under the Securities Act or the rules and regulations of the SEC thereunder; and

(c) except as set forth in the Registration Rights Agreement, neither the Companies nor any other person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(d) Notwithstanding anything in this Agreement, the Notes, or the Warrants to the contrary, the Companies agree to reregister any Note or Warrant issued to an Investor hereunder in the name of any partner or affiliate of such Investor, and any such partner or affiliate shall be deemed to be an Investor for all purposes of this Agreement and the Registration Rights Agreement.

2.7 Legends. The Investor understands that until (a) the Notes and the Warrants may be sold by the Investor under Rule 144(k) or (b) such time as the resale of the Securities has been registered under the Securities Act as contemplated by the Registration Rights Agreement, the certificates representing the Securities will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES (COLLECTIVELY, THE "ACTS"). THE SECURITIES MAY NOT BE SOLD, DISTRIBUTED, OFFERED, PLEDGED, ENCUMBERED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF THE FOLLOWING: (1) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACTS COVERING THE TRANSACTION, (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACTS, OR (3) THE COMPANY OTHERWISE SATISFIES ITSELF THAT REGISTRATION IS NOT REQUIRED UNDER THE ACTS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above will be removed and Delphax or Delphax Canada, as the case may be, will issue a certificate without the legend to the holder of any certificate upon which it is stamped, in accordance with the terms of Article V hereof.

2.8 Authorization; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of the Investor and are valid and binding agreements of the Investor, enforceable in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and the application of general principles of equity.

2.9 Residency. The Investor is a resident of the jurisdiction set forth immediately below such Investor's name on the signature pages hereto.

2.10 No Intent to Effect a Change of Control. The Investor has no present intent to change or influence the control of Delphax within the meaning of Rule 13d-1 of the Exchange Act.

2.11 Canadian Securities Legislation. The Investor understands that the Notes are being offered and sold on a 'private placement' basis only to it in reliance upon exemptions from the prospectus and registration requirements of applicable Canadian Securities Legislation. The Investor acknowledges that it has not been provided with an offering memorandum (as defined in any applicable Canadian Securities Legislation including Ontario Securities Commission Rule 14-501) or any similar document in connection with the purchase of the Notes. The Notes will be subject to resale restrictions under applicable securities legislation, rules, regulations and policies, and that the Investor will need to comply with all relevant securities legislation, rules, regulations and policies of the applicable jurisdiction concerning any resale of the Notes and will consult with its own legal advisers with respect to complying with all restrictions applying to any such resale. The Investor understands that the Notes will contain the following legend: "UNLESS PERMITTED UNDER SECURITIES LEGISLATION IN THE APPLICABLE JURISDICTION, THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MUST NOT TRADE THE SECURITIES."

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Delphax and Delphax Canada jointly and severally represent and warrant to the Investors that:

3.1 Organization and Qualification. Delphax and its Subsidiaries are duly incorporated, validly existing and in good standing under the laws of the jurisdictions in which they are incorporated, with full power and authority (corporate and other) to own, lease, use and operate their properties, if any, and to carry on their businesses as and where now owned, leased, used, operated and conducted. Delphax and its Subsidiaries are duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

3.2 Authorization; Enforcement. (a) The Companies have all requisite corporate power and authority to enter into and to perform their obligations under this Agreement, the Registration Rights Agreement, the Notes, the Warrants, the Guaranty and the Security Documents, to consummate the transactions contemplated hereby and thereby and to issue the Securities in accordance with the terms hereof and thereof; (b) the execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Notes, the Warrants, the Guaranty and the Security Documents by the Companies and the consummation by them of the transactions contemplated hereby and thereby (including without limitation the issuance of the Notes, and the issuance and reservation for issuance of the PIK Interest Shares and the Warrant Shares issuable in accordance with the terms of the Warrants) have been duly authorized by each Company's Board of Directors and no further consent or authorization of the Companies, their Boards or Directors, or their shareholders is required, except for the approval by Delphax's shareholders of the issuance of the Notes and Warrants that are contemplated to be issued at the Second Closing; (c) this Agreement, the Registration Rights Agreement, the Notes, the Warrants, the Guaranty and the Security Documents, have been duly executed by the Companies party thereto; and (d) each of this Agreement, the Registration Rights Agreement, the Notes, the Warrants, the Guaranty and the Security Documents, constitutes a legal, valid and binding obligation of the Companies party thereto enforceable against the Companies in accordance with their respective terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting the rights of creditors generally and the application of general principles of equity.

3.3 Capitalization. As of the date hereof, the authorized capital stock of Delphax consists of (i) 50,000,000 shares of Common Stock, par value $.10 per share, of which 6,455,110 shares are issued and outstanding; 2,133,800 shares are reserved for issuance under the Option Plans; and no shares are reserved for issuance pursuant to any other securities (other than securities issued under the foregoing Option Plans); and (ii) 3,000,000 shares of preferred stock, no par stated, of which 250,000 shares are designated as Series C Junior Participation Preferred Shares, par value $.10 per share. All of such outstanding shares of capital stock have been, or upon issuance will be, duly authorized, validly issued, fully paid and nonassessable. No shares of capital stock of Delphax, including the PIK Interest Shares and the Warrant Shares, are subject to preemptive rights or any other similar rights of the other shareholders of the Company or any liens or encumbrances imposed through the actions or failure to act of Delphax. Except for stock options granted under the Option Plans, rights issued under Delphax's Shareholder Rights Plan, the conversion rights of the Existing 2004 Notes, purchase rights under the Existing Warrants and the transactions contemplated hereby, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into, exercisable for, or exchangeable for any shares of capital stock of Delphax, or arrangements by which Delphax is or may become bound to issue additional shares of capital stock of Delphax; (ii) there are no agreements or arrangements (other than the Registration Rights Agreement and the Existing Registration Rights Agreement) under which Delphax is obligated to register the sale of any of its securities under the Securities Act; and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by Delphax (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Securities. Delphax has furnished to each Investor true and correct copies of the terms of all securities convertible into or exercisable for Common Stock of Delphax and the material rights of the holders thereof in respect thereto. Delphax's Articles of Incorporation, as amended, and Delphax's By-laws, each as in effect on the date hereof, filed as exhibits to Delphax's SEC Documents, are true and correct copies of each such document.

3.4 Issuance of Securities. Each of the Notes and the Warrants have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free from all taxes, liens, claims, encumbrances and charges with respect to the issuance thereof, will not be subject to preemptive rights or other similar rights of shareholders of Delphax, and will not impose personal liability on the holders thereof. The PIK Interest Shares and the Warrant Shares have been duly authorized and reserved for issuance, and, upon issuance in connection with the Notes or upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances and charges with respect to the issuance thereof and will not be subject to preemptive rights or other similar rights of shareholders of Delphax.

3.5 Outstanding Debt. Delphax and its Subsidiaries have no Indebtedness for Borrowed Money (as hereinafter defined), other than indebtedness to LaSalle Business Credit, LLC and ABN AMRO Bank, N.V. Canada Branch and the indebtedness evidenced by the Existing 2004 Notes. Neither Delphax nor any of its Subsidiaries is in default in the payment of the principal of or interest or premium on any such Indebtedness for Borrowed Money, and no event has occurred or is continuing under the provisions of any instrument, document or agreement evidencing or relating to any such Indebtedness for Borrowed Money which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

3.6 No Conflicts; No Violation.

(a) The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Notes, the Warrants, the Guaranty and the Security Documents by the Companies, and the consummation by the Companies of the transactions contemplated hereby and thereby (including, without limitation, the issuance and reservation for issuance of the Notes, Warrants, PIK Interest Shares and Warrant Shares) do not and will not (i) conflict with or result in a violation of any provision of their Articles of Incorporation or By-laws, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment (including without limitation, the triggering of any anti-dilution provision), acceleration or cancellation of, any agreement, indenture, patent, patent license, or instrument to which either Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations, Canadian federal or provincial laws and regulations and regulations of any self-regulatory organizations to which either Company or its securities are subject) applicable to either Company or by which any property or asset of either Company is bound or affected (except for such conflicts, breaches, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect).

(b) Neither Company is in violation of its Articles of Incorporation, By-laws or other organizational documents and neither Company is in default (and no event has occurred which with notice or lapse of time or both could put a Company in default) under, and neither Company has taken any action or failed to take any action that (and no event has occurred which, without notice or lapse of time or both) would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Company is a party or by which any property or assets of such Company is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) The Companies are not conducting, and, so long as any Investor owns any of the Securities, will not conduct, their business in violation of any law, ordinance or regulation of any governmental entity, the failure to comply with which would, individually or in the aggregate, have a Material Adverse Effect.

(d) Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state or Canadian Securities Legislation securities laws or any listing agreement with any securities exchange or automated quotation system, neither Company is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement, the Notes, the Warrants, the Registration Rights Agreement, the Guaranty or the Security Documents, in each case in accordance with the terms hereof or thereof, or to issue and sell the Notes and Warrants in accordance with the terms hereof and to issue the PIK Interest Shares in accordance with the Notes and the Warrant Shares upon exercise of the Warrants. Except as set forth in Schedule 3.6, all consents, authorizations, orders, filings and registrations which the Companies are required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. Delphax is not in violation of the continued listing requirements of Nasdaq and does not reasonably anticipate that the Common Stock will be delisted by Nasdaq in the foreseeable future. The Companies are unaware of any facts or circumstances which might give rise to the foregoing.

3.7 SEC Documents, Financial Statements; Sarbanes-Oxley. Since January 1, 2004, Delphax has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the "SEC Documents"). Delphax has delivered to each Investor, or each Investor has had access to, true and complete copies of the SEC Documents, except for such exhibits and incorporated documents. As of their respective dates, the SEC Documents complied in all respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Delphax included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Delphax and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements included in the SEC Documents, Delphax and its Subsidiaries have no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to September 30, 2006, and liabilities of the type not required under generally accepted accounting principles to be reflected in such financial statements. Such liabilities incurred subsequent to September 30, 2006 are not, in the aggregate, material to the financial condition or operating results of Delphax and its Subsidiaries. Each of Delphax and its Subsidiaries, as applicable, is in substantial compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and applicable Canadian Securities Legislation, and the rules and regulations promulgated thereunder, that are effective, and intends to comply substantially with other applicable provisions of the Sarbanes-Oxley Act and Canadian Securities Legislation, as applicable, and the rules and regulations promulgated thereunder, upon the effectiveness of such provisions and has no reason to believe that it will not be so compliant upon such effectiveness. Without limiting the generality of the foregoing, the Chief Executive Officer and the Chief Financial Officer of Delphax have signed, and Delphax has furnished to the SEC, all certifications required by Section 302 and Section 906 of the Sarbanes-Oxley Act; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Delphax nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. Delphax is in compliance with all applicable provisions of the listing requirements of the Nasdaq.

3.8 Absence of Certain Changes. Except as disclosed in the SEC Documents, since September 30, 2006, there has been no material adverse change in the assets, liabilities, business, properties, operations, financial condition, prospects or results of operations of Delphax and its Subsidiaries or, to the knowledge of Delphax, any development that could reasonably be expected to have such a material adverse change.

3.9 Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Companies, threatened against or affecting Delphax, any of its Subsidiaries, or any of their respective officers or directors acting as such that could, individually or in the aggregate, have a Material Adverse Effect. The Companies are not aware of any facts or circumstances which would reasonably be expected to give rise to any such action or proceeding.

3.10 Intellectual Property Rights. Delphax and its Subsidiaries own or possess the licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights necessary to enable it to conduct their business as now operated (and, to the best of the Companies' knowledge, as presently contemplated to be operated in the future) (the "Intellectual Property"). There is no claim or action or proceeding pending or, to the Companies' knowledge, threatened that challenges the right of Delphax or any of its Subsidiaries with respect to any Intellectual Property. The current and intended products, services and processes of Delphax and its Subsidiaries do not infringe on any Intellectual Property or other rights held by any person. The Companies are unaware of any facts or circumstances which might give rise to any of the foregoing. Delphax and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of its Intellectual Property.

3.11 No Materially Adverse Contracts, Etc. Delphax and its Subsidiaries are not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the reasonable judgment of the Companies' officers has or is expected in the future, individually or in the aggregate, to have a Material Adverse Effect. Delphax and its Subsidiaries are not a party to any contract or agreement which in the reasonable judgment of the Companies' officers has or is expected to have a Material Adverse Effect.

3.12 Tax Status. Except as set forth on Schedule 3.12, Delphax and its Subsidiaries have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which they are subject (unless and only to the extent that Delphax has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and have paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Companies know of no basis for any such claim. Neither Delphax nor any of its Subsidiaries have executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. Except as stated on Schedule 3.12, none of the tax returns of Delphax or any of its Subsidiaries is presently being audited by any taxing authority.

3.13 Certain Transactions. Except as disclosed in the SEC Documents and except for arm's-length transactions pursuant to which Delphax and its Subsidiaries make payments in the ordinary course of business upon terms no less favorable than Delphax and its Subsidiaries could obtain from third parties, and other than the grant of stock options, employment agreements or the ownership of other securities and rights disclosed in filings under the Exchange Act, none of the officers, directors, or employees of Delphax or any of its Subsidiaries is presently a party to any transaction with Delphax or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or employee or, to the knowledge of the Companies, any corporation, partnership, trust or other entity in which any officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

3.14 Environmental Laws. Delphax and its Subsidiaries (i) are in compliance with all applicable foreign federal, state, provincial and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the three foregoing clauses, the failure to so comply would have, individually or in the aggregate, a Material Adverse Effect.

3.15 Disclosure. No information relating to or concerning Delphax or any of its Subsidiaries set forth in this Agreement or provided to the Investors pursuant to Section 2.4 hereof or otherwise provided in connection with the transactions contemplated hereby, including without limitation any oral or written statements made or given by the officers of the Companies, or any of the Companies' agents, to any Investor, or any Investor's agent, contained any untrue statement of a material fact nor omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to Delphax or any of its Subsidiaries or any of their respective business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by Delphax but which has not been so publicly announced or disclosed (assuming for this purpose that Delphax's reports filed under the Exchange Act are being incorporated into an effective registration statement filed by the Company under the Securities Act).

3.16 Acknowledgment Regarding Investors' Purchase of Securities. The Companies acknowledge and agree that each Investor is acting solely in the capacity of an arm's-length purchaser with respect to this Agreement and the transactions contemplated hereby. The Companies further acknowledge that no Investor is acting as a financial advisor or fiduciary of the Companies (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any statement made by any Investor or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to such Investor's purchase of the Securities and has not been relied on by the Companies in any way. Each Company further represents to each Investor that such Company's decision to enter into this Agreement has been based solely on an independent evaluation by such Company and its representatives.

3.17 No Integrated Offering. Neither the Companies, nor any of their respective affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act or Canadian Securities Legislation of the issuance of the Securities to the Investors. The issuance of the Securities to the Investors will not be integrated with any other issuance of securities of the Companies (past, current or future) for purposes of the Securities Act or any applicable rules of Nasdaq.

3.18 Brokers. Except for amounts payable by Delphax to First Dunbar Securities Corporation, the Companies have taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement or the transactions contemplated hereby.

3.19 Permits; Compliance. Delphax and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their respective properties and to carry on their respective business as now being conducted, except those the failure of which to possess would not, individually or in the aggregate, have a Material Adverse Effect (collectively, the "Company Permits"), and there is no action pending or, to the knowledge of the Companies, threatened regarding suspension or cancellation of any of the Company Permits. Delphax and its Subsidiaries are not in conflict with, or in default or violation of, any of the Company Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Since September 30, 2006, Delphax and its Subsidiaries have not received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect.

3.20 Title to Property. Delphax and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of Delphax and its Subsidiaries, in each case subject to the security interest of the Companies' secured lenders. Any real property and facilities held under lease by Delphax and its Subsidiaries are held by them under valid and enforceable leases with such exceptions as would not have a Material Adverse Effect.

3.21 Insurance. Delphax and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as is prudent and customary in the businesses in which Delphax and its Subsidiaries are engaged. Delphax and its Subsidiaries have no reason to believe that they will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

3.22 Internal Accounting Controls. Delphax and its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of Delphax's board of directors, to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (e) financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles are reliable. The Chief Executive Officer and Chief Financial Officer of Delphax have made all certifications required by the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, and the statements contained in any such certification are complete and correct; and Delphax maintains "disclosure controls and procedures" (as currently defined in Rule 13a-15(e) under the Exchange Act) in compliance with the Exchange Act.

3.23 Employment Matters. Delphax and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours except where failure to be in compliance would not have a Material Adverse Effect. There are no pending investigations involving Delphax or any of its Subsidiaries by the U.S. Department of Labor or any other governmental agency responsible for the enforcement of such federal, state, provincial, local or foreign laws and regulations. There is no unfair labor practice charge or complaint against Delphax or any of its Subsidiaries pending before the National Labor Relations Board or any strike, picketing, boycott, dispute, slowdown or stoppage pending or, threatened against or involving Delphax or any of its Subsidiaries. No representation question exists respecting the employees of Delphax or any of its Subsidiaries, and no collective bargaining agreement or modification thereof is currently being negotiated by Delphax or any of its Subsidiaries. No grievance or arbitration proceeding is currently pending under any expired or existing collective bargaining agreements of Delphax or any of its Subsidiaries. No material labor dispute with the employees of Delphax or any of its Subsidiaries exists or, to the knowledge of the Companies, is imminent.

3.24 Investment Company Status. Neither Company is or upon consummation of the sale of the Securities will be an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

3.25 Offering Valid. Assuming the accuracy of the representations and warranties of Investors contained in Article II hereof, the offer, sale and issuance of the Securities will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Companies nor any agent on their behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Securities to any person or persons so as to bring the sale of such Securities by the Companies within the registration provisions of the Securities Act or any state securities laws.

3.26 Application of Takeover Protections. The Companies and their respective board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the laws of the state of its incorporation which is or could become applicable to the Investors as a result of the transactions contemplated by this Agreement, including, without limitation, the issuance of the Securities by the Companies and the Investors' ownership of the Securities.

3.27 Private Issuer. Delphax Canada is a "private issuer" as defined in National Instrument 45-106 Prospectus and Registrations Exemptions.

ARTICLE IV
COVENANTS

4.1 Reasonable Efforts. Each party will use commercially reasonable efforts to satisfy in a timely fashion each of the conditions to be satisfied by it under Articles VI and VII of this Agreement.

4.2 Form D; Blue Sky Laws. Each Company will file a Notice of Sale of Securities on Form D with respect to the Securities, as required under Regulation D, and will provide a copy thereof to each Investor promptly after such filing. Each Company will, on or before each Closing Date, take such action as it reasonably determines to be necessary to qualify the Securities for sale to the Investors under this Agreement under applicable securities (or "blue sky") laws of the states of the United States (or to obtain an exemption from such qualification), and will provide evidence of any such action so taken to the Investors on or prior to the date of the Closing. Delphax will file with the SEC a Current Report on Form 8-K disclosing this Agreement and the transactions contemplated hereby within five business days after each Closing Date and will make any required notice filings with state securities law authorities on a timely basis.

4.3 Reporting Status; Eligibility to Use Form S-3. Delphax's Common Stock is registered under Section 12 of the Exchange Act. Throughout the Registration Period (as defined in the Registration Rights Agreement), Delphax will timely file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the reporting requirements of the Exchange Act, and Delphax will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. Delphax currently meets, and will take all reasonably necessary action to continue to meet, the "registrant eligibility" requirements set forth in the general instructions to Form S-3.

4.4 Use of Proceeds. The Companies will use the net proceeds from the sale of the Notes and Warrants for general corporate purposes (and in the case of the net proceeds from the Second Closing for the repayment of the Existing 2004 Notes), and will not otherwise, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership, enterprise or other entity.

4.5 Expenses. Upon the consummation of the sale of the Notes and Warrants anticipated by this Agreement, or upon failure by the parties to consummate such sales, the Companies will pay the reasonable out-of-pocket expenses incurred by the Investors in connection with the transactions herein contemplated, including without limitation consulting fees incurred, research reports purchased, travel and lodging expenses incurred during the due diligence process, and the fees and out-of-pocket expenses of Faegre & Benson LLP for their services as special counsel to the Investors in connection with the transactions herein contemplated. The Companies will also pay (a) all fees and expenses incurred by the Investors with respect to any amendments or waivers requested by the Companies (whether or not the same become effective) under or in respect of this Agreement or the agreements contemplated hereby; (b) all fees and expenses incurred by the Investors with respect to the enforcement of the rights granted under this Agreement or the agreements contemplated hereby; and (c) all fees and expenses incurred by the Investors in connection with the registration of the Registrable Securities (as defined in the Registration Rights Agreement) pursuant to Article V of the Registration Rights Agreement.

4.6 Financial Information; Notice of Warrant Exercise Price and Events of Default. The financial statements of Delphax will be prepared in accordance with United States generally accepted accounting principles, consistently applied, and will fairly present in all material respects the consolidated financial position of Delphax and its Subsidiaries and results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Delphax will send the following reports to each Investor until such Investor transfers, assigns, or sells all of the Securities owned by it: (a) contemporaneously with the making available or giving to the stockholders of Delphax, copies of any notices or other information Delphax makes available or gives to its stockholders that is not electronically provided via the World Wide Web by the SEC, (b) within 90 days after the end of each fiscal year, written notice of the current exercise price for the Warrants, including a brief statement indicating any adjustments reasonably anticipated; and (c) concurrently with the delivery in each year of Delphax's Annual Report on Form 10-K, a statement signed by the Chief Executive Officer and Chief Financial Officer of Delphax to the effect that there is no condition or event which constitutes an Event of Default or which, after notice or lapse of time or both, would constitute an Event of Default.

4.7 Listing. On or before the 10th business day after the date of this Agreement, Delpax will secure the listing of the PIK Interest Shares and the Warrant Shares upon each national securities exchange or automated quotation system, including without limitation the Nasdaq, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and, so long as any Investor owns any of the Securities, will maintain such listing of all such PIK Interest Shares and Warrant Shares. Delphax will use its best efforts to obtain and, so long as any Investor owns any of the Securities, maintain the listing and trading of its Common Stock on Nasdaq, the American Stock Exchange or the New York Stock Exchange and will comply in all respects with Delphax's reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers, Inc. and such exchanges or automated quotation system, as applicable. Delphax will promptly provide to each Investor copies of any notices it receives regarding the continued eligibility of the Common Stock for listing on Nasdaq or other principal exchange or quotation system on which the Common Stock is listed or traded.

4.8 Solvency; Corporate Existence; Compliance with Law. Delphax and each of its Subsidiaries (both before and after giving effect to the transactions contemplated by this Agreement) is solvent (i.e., its assets have a fair market value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured) and currently the Companies have no information that would lead them to reasonably conclude that Delphax or any of its Subsidiaries would not have, nor do any of them intend to take any action that would impair their ability to pay their debts from time to time incurred in connection therewith as such debts mature. Delphax and Delphax Canada will maintain their corporate existence in good standing. Delphax and each of its Subsidiaries will conduct their business in compliance with all applicable laws, rules and regulations of the jurisdictions in which they are conducting business, including, without limitation, all applicable local, state and federal environmental laws and regulations, where the failure to comply with such would have a Material Adverse Effect.

4.9 Insurance. Delphax and its Subsidiaries will maintain liability, casualty and other insurance (subject to customary deductions and retentions) with responsible insurance companies against such risk of the types and in the amounts customarily maintained by companies of comparable size and in lines of business of Delphax and its Subsidiaries.

4.10 No Integration. The Companies will not make any offers or sales of any security (other than the Securities) under circumstances that would cause the offering of Securities to be integrated with any other offering of securities by either Company (i) for the purpose of any shareholders approval provision applicable to either Company or its securities or (ii) for purposes of any registration requirement under the Securities Act.

4.11 Reservation of Shares. Delphax will at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to provide for (i) issuance of PIK Interest Shares, and (ii) the full exercise of the Warrants and the issuance of the Warrant Shares in connection therewith (based upon the exercise price of the Warrants in effect from time to time). The Company will not reduce the number of shares of Common Stock reserved for issuance (i) of the PIK Interest Shares, or (ii) upon exercise of the Warrants, without the consent of all the Investors. The Company will use its best efforts at all times to maintain the number of shares of Common Stock so reserved for issuance at no less than the number of shares which are purchasable under outstanding Warrants plus 1,000,000 shares to cover PIK Interest Shares. If at any time the number of shares of Common Stock authorized and reserved for issuance is below the number of PIK Interest Shares issuable in connection with the Notes and Warrant Shares issued and issuable in connection with or upon exercise of the Warrants (based on the exercise price of the Warrants then in effect), Delphax will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of shareholders to authorize additional shares to meet Delphax's obligations under this Section 4.11, in the case of an insufficient number of authorized shares, and using its best efforts to obtain shareholder approval of an increase in such authorized number of shares.

4.12 Sales by Investors. Each Investor will sell any Securities sold by it in compliance with applicable prospectus delivery requirements, if any, or otherwise in compliance with the requirements for an exemption from registration under the Securities Act and the rules and regulations promulgated thereunder and Canadian Securities Legislation. No Investor will make any sale, transfer or other disposition of the Securities in violation of federal or state securities laws.

4.13 Additional Equity Capital; Right of First Refusal.

(a) Subject to the exceptions described below, during the period beginning on the Closing Date and ending 12 months following the Second Closing Date, Delphax will not effect any equity offering, including any debt financing with an equity component and any offering involving warrants or other securities convertible into or exchangeable for Common Stock ("Future Offering"), unless it first delivers to each Investor, at least 30 days prior to the closing of such Future Offering, written notice describing the proposed Future Offering, including the terms and conditions thereof and proposed definitive documentation to be entered into in connection therewith, and providing each Investor an option during the 10-day period following delivery of such notice to purchase its pro rata share of the securities being offered in the Future Offering ("Additional Securities") on the same terms as contemplated by such Future Offering (the limitations referred to in this Section 4.13(a) is referred to as the "Capital Raising Limitation"). In the event that the terms and conditions of a proposed Future Offering are amended in any material respect after delivery of the notice to the Investors concerning the proposed Future Offering, the Company will deliver a new notice to the Investors describing the amended terms and conditions of the proposed Future Offering and each Investor thereafter will have an option, during the 10-day period following delivery of such new notice, to purchase the Additional Securities on such amended terms. The foregoing sentence applies to successive amendments to the terms and conditions of any proposed Future Offering.

(b) The Capital Raising Limitation does not apply to any transaction involving (i) issuances of securities in a firm commitment underwritten public offering (excluding a continuous offering pursuant to Rule 415 under the Securities Act), or (ii) issuances of securities as consideration for a merger, acquisition, consolidation or purchase of assets, or in connection with any strategic investments, joint venture or similar commercial relationship (the primary purpose of which is not to raise equity capital). The Capital Raising Limitation also does not apply to (x) the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities outstanding as of the date hereof or upon exercise of the Warrants, (y) the issuance of PIK Interest Shares, or (z) the grant of additional options or warrants, or the issuance of additional securities pursuant to such additional options or warrants, under the Option Plans.

(c) An Investor's "pro rata share" is the number of shares of Additional Securities (rounded to the nearest whole share or dollar amount) as is equal to the product of (a)(i) the number of shares of Common Stock issuable upon the exercise of the Warrants held by such Investor immediately prior to the issuance of the Additional Securities being offered plus any shares of Common Stock held by such Investor, divided by (ii) the total number of shares of Common Stock issuable upon conversion of all outstanding options, warrants and other convertible securities by the Company immediately prior to the issuance of the Additional Securities, multiplied by (b) the entire offering of Additional Securities.

4.14 Pledge of Securities. The Companies acknowledge and agree that the Securities may be pledged by an Investor in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Companies with any notice thereof or otherwise make any delivery to the Companies pursuant to this Agreement; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2.6 hereof in order to effect a sale, transfer or assignment of Securities to such pledgee. The Companies hereby agree to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

4.15 Disclosure of Transactions and Other Material Information. Upon the written request of any Investor following the date of this Agreement, Delphax shall not, and shall cause each Subsidiary and each of its respective officers, directors, employees and agents, not to, provide any such Investor with any material nonpublic information regarding Delphax or any Subsidiary from and after the date of such request without the express written consent of such Investor. In the event of a breach of the foregoing covenant by Delphax, any Subsidiary, or each of their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, such Investor shall have the right to demand that Delphax make a public disclosure, and if Delphax fails to do so within five business days, the Investor may make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material nonpublic information without the prior approval by Delphax, each Subsidiary, or each of its respective officers, directors, employees or agents. In such event, such Investor shall provide a copy of such public disclosure to the Company at or prior to the dissemination of such disclosure to the public. No Investor shall have any liability to Delphax, any Subsidiary, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure unless such Investor acts with negligence or willful misconduct. Subject to the foregoing, neither Delphax nor any Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby without the prior approval of the other party; which approval shall not be unreasonably withheld or delayed; provided, however, that Delphax shall be entitled, without the prior approval of any Investor, to make any press release or other public disclosure with respect to such transactions (i) in a Current Report on Form 8-K in compliance with the requirements of the Exchange Act, and (ii) as may otherwise be required by applicable law and regulations, including the applicable rules and regulations of the Nasdaq (provided that in the case of clause (i) each Investor shall be provided a copy of any proposed press release to be issued by Delphax at least one day prior to its release).

4.16 Company Business Review. For so long as an Investor holds at least $1,000,000 in face amount of any Notes, that Investor shall be entitled to a quarterly business review meeting of such holders with the Company's executive management.

4.17 Directors' Meetings. So long as Whitebox is the holder of at least $1,000,000 in face amount of Notes or at least 1,000,000 shares of Delphax common stock, (a) Whitebox shall be entitled to designate one person as its designee for election to the Board of Directors of Delphax, and (b) Delphax agrees that in submitting to its stockholders or Board of Directors the names of nominees for election as directors or in filling interim vacancies, it will use its best efforts to cause any person designated by Whitebox pursuant to this Section 4.17 to be elected as a director.

Delphax shall reimburse Whitebox for the reasonable out-of-pocket expenses incurred by it or the director elected by it pursuant to this Section 4.17 in connection with the attending of meetings by its director designee or carrying out any other duties by such director designee that may be specified by the Board of Directors; shall pay such director designee the same directors' fees paid to the other non-employee directors of Delphax; and shall maintain as part of its Certificate of Incorporation or Bylaws a provision for the indemnification of its directors to the full extent permitted by law.

So long as an officer or partner or employee of Whitebox is not a director of Delphax, Delphax shall notify Whitebox of all regular meetings and special meetings of the Board of Directors of Delphax at least two business days in advance of such meetings, and afford any representative designated by Whitebox the right and opportunity to attend any such meeting. Such representative shall be entitled to receive all written materials and other information given to directors of Delphax in connection with any such meeting at the time such materials or information are given to such directors.

4.18 Guaranties. The Companies shall not, and shall not permit any Subsidiary to, assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person other than Delphax or a Subsidiary, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business.

4.19 Indebtedness. The Companies shall not, and shall not permit any Subsidiary to, create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Notes and the Existing 2004 Notes, except that the Companies or any Subsidiary may: (i) incur and maintain Senior Debt in an aggregate principal amount not to exceed $14,000,000 at any time outstanding; (ii) incur and maintain unsecured indebtedness to trade creditors in the ordinary course of business; (iii) incur and maintain purchase money indebtedness or capitalized lease obligations in connection with capital expenditures in an aggregate principal amount not to exceed $2,500,000 at any time outstanding; (iv) incur and maintain operating lease obligations requiring payments not to exceed $2,900,000 in the aggregate during any fiscal year of Delphax and (v) incur and maintain Subordinated Debt.

4.20 Liens. The Companies shall not, and shall not permit any Subsidiary to, grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than (i) to secure the Notes, the Existing 2004 Notes or Senior Debt, (ii) to secure indebtedness and obligations that are permitted by Section 4.19(iii) of this Agreement, and (iii) Permitted Liens.

4.21 Sales of Assets. The Companies shall not, and shall not permit any Subsidiary to sell, lease or otherwise dispose of any of its assets other than (i) sales of inventory permitted by the Security Documents, and (ii) other sales of assets not to exceed in the aggregate $500,000 in any fiscal year or $1,000,000 after the date of this Agreement.

4.22 Dividends and Distributions. The Companies shall not, and shall not permit any Subsidiary to, declare or pay any dividend or other distribution (whether in cash or in kind) to shareholders on any class of its stock, or purchase, redeem or retire any shares of its capital stock, except for (i) dividends paid by any Subsidiary to Delphax, (ii) dividends payable by Delphax solely in shares of its common stock, and (iii) Delphax may redeem shares of its common stock in an aggregate amount not in excess of $250,000 in any fiscal year.

4.23. Subsidiaries. The Companies shall not, and shall not permit any Subsidiary to (i) purchase or form any Subsidiary after the date hereof unless such new Subsidiary has granted a lien on its assets securing the Notes and executed a guaranty of the Notes, all in form and substance satisfactory to the holders of the Notes; or (ii) make any additional equity investment after the date hereof in any Subsidiary, or loan or advance funds after the date hereof to any Subsidiary, except for equity investments in and loans to Delphax Canada and any other Subsidiary that has granted a lien on its assets securing the Notes and executed a guaranty of the Notes, all in form and substance satisfactory to the holders of the Notes.

4.24 Subordinated debt. The Companies shall not (a) make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory); (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Liabilities might be terminated, impaired or adversely affected; or (e) omit to give Lender prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

ARTICLE V
TRANSFER AGENT INSTRUCTIONS; REMOVAL OF LEGENDS

5.1 Issuance of Certificates. Delphax will instruct its transfer agent to issue certificates, registered in the name of each Investor or its nominee, for PIK Interest Shares and Warrant Shares in such amounts as specified from time to time by each Investor to Delphax issuable in connection with the Notes or upon exercise of the Warrants in accordance with their terms. All such certificates will bear the restrictive legend described in Section 2.7, except as otherwise specified in this Article V. In addition, Delphax will issue irrevocable Transfer Agent Instructions to the transfer agent in the form of Exhibit D hereto. Delphax will not give to its transfer agent any instruction other than as described in this Article V and stop transfer instructions to give effect to Section 2.7 hereof (prior to registration of the PIK Interest Shares and Warrant Shares under the Securities Act). Nothing in this Section 5.1 will affect in any way the Investors' obligations and agreement set forth in Section 2.7 hereof to comply with all applicable prospectus delivery requirements, if any, upon resale of the PIK Interest Shares and Warrant Shares.

5.2 Unrestricted Securities. If, unless otherwise required by applicable state securities laws, (a) the resale of the Securities represented by a certificate has been registered under an effective registration statement filed under the Securities Act, (b) a holder of Securities provides Delphax and the Transfer Agent with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Securities may be made without registration under the Securities Act and such sale either has occurred or may occur without restriction on the manner of such sale or transfer, (c) such holder provides Delphax and the Transfer Agent with reasonable assurances that such Securities can be sold under Rule 144, or (d) the Securities represented by a certificate can be sold without restriction as to the number of securities sold under Rule 144(k), Delphax will permit the transfer of the PIK Interest Shares and Warrant Shares, and the Transfer Agent will issue one or more certificates, free from any restrictive legend, in such name and in such denominations as specified by such holder. Notwithstanding anything herein to the contrary, the Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement; provided that such pledge will not alter the provisions of this Article V with respect to the removal of restrictive legends.

5.3 Enforcement of Provision. Delphax acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to each Investor by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, Delphax acknowledges that the remedy at law for a breach of its obligations under this Article V will be inadequate and agrees, in the event of a breach or threatened breach by Delphax of the provisions of this Section, that each Investor will be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

ARTICLE VI
CONDITIONS TO THE COMPANIES' OBLIGATION TO SELL

6.1 Conditions Precedent to First Closing. The obligation of the Companies to issue and sell the Notes and Warrants to each Investor at the First Closing is subject to the satisfaction, on or before the First Closing Date, of each of the following conditions. These conditions are for the Companies' sole benefit and may be waived by the Companies at any time in their sole discretion:

(a) The Investor will have executed this Agreement and the Registration Rights Agreement and will have delivered those agreements to the Companies.

(b) The Investor will have delivered the purchase price for the Notes to be purchased at the First Closing to Delphax Canada in accordance with this Agreement.

(c) The Companies, the Investors and LaSalle shall have entered into one or more Subordination Agreements (the "Subordination Agreements") containing terms reasonably acceptable to the Companies, the Investors and LaSalle, and LaSalle shall have consented to the incurrence of the debt and liens contemplated for the First Closing.

(d) The representations and warranties of the Investor must be true and correct in all material respects as of the First Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties must be correct as of such date), and the Investor will have performed and complied in all material respects with the covenants and conditions required by this Agreement to be performed or complied with by the Investor at or prior to the First Closing.

(e) No statute, rule, regulation, executive order, decree, ruling or injunction will have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

6.2 Conditions Precedent to Second Closing. The obligations of the Companies to issue and sell the Notes and Warrants to each Investor at the Second Closing is subject to the satisfaction, on or before the Second Closing Date, of each of the following conditions. These conditions are for the Companies' sole benefit and may be waived by the Companies in their sole discretion:

(a) The Investor shall have delivered the purchase price for the Notes to be purchased at the Second Closing to Delphax Canada in accordance with this Agreement.

(b) The Companies, the Investors and LaSalle shall have entered into amendments to the Subordination Agreements containing terms reasonably acceptable to the Companies, the Investors and LaSalle, and LaSalle shall have consented to the incurrence of the debt and liens contemplated by the Second Closing.

(c) The representations and warranties of the Investor must be true and correct in all material respects as of the Second Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties must be correct as of such date), and the Investor will have performed and complied in all material respects with the covenants and conditions required by this Agreement to be performed or complied with by the Investor at or prior to the Second Closing.

(d) No statute, rule, regulation, executive order, decree, ruling or injunction will have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

(e) Delphax shall have obtained the approval of its shareholders to the issuance of the Notes and Warrants at the Second Closing.

(f) The holders of the Existing 2004 Notes shall have agreed to accept payment in full thereof at par, plus accrued interest, and without any premium, penalty or other charge.

ARTICLE VII
CONDITIONS TO THE INVESTOR'S OBLIGATION TO PURCHASE

7.1 Conditions Precedent to First Closing. The obligation of each Investor hereunder to purchase the Notes and Warrants from the Companies at the First Closing is subject to the satisfaction, on or before the First Closing Date, of each of the following conditions. These conditions are for each Investor's respective benefit and may be waived by any Investor at any time in its sole discretion:

(a) Delphax will have executed this Agreement, the Registration Rights Agreement, the U.S. Security Agreement and the Guaranty, and each such Agreement will have been delivered to the Investors.

(b) Delphax Canada will have executed this Agreement and the Canadian Security Agreement.

(c) Delphax Canada will have delivered to the Investors duly executed Notes in the amounts specified in Section 1.1 hereof and Delphax will have delivered to the Investors Warrants for the number of shares specified in Section 1.4 hereof.

(d) The Companies, the Investors and LaSalle shall have entered into Subordination Agreements containing terms reasonably acceptable to the Investors and LaSalle shall have consented to the incurrence of the debt and liens contemplated by this Agreement.

(e) The Existing 2004 Notes shall have been amended to provide for the interest rate and method of payment of interest to be conformed to the Notes.

(f) The representations and warranties of the Companies must be true and correct in all material respects as of the First Closing as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties must be true and correct as of such date) and the Companies must have performed and complied in all material respects with the covenants and conditions required by this Agreement to be performed or complied with by the Company at or prior to the First Closing. The Investor must have received a certificate or certificates dated as of the First Closing Date and executed by the Chief Executive Officer or the Chief Financial Officer of each Company certifying as to the matters in contained in Sections 7.1(f) through (h), (j) and as to such other matters as may be reasonably requested by such Investor, including, but not limited to, the Companies' Articles of Incorporation, By-laws, Board of Directors' resolutions relating to the transactions contemplated hereby and the incumbency and signatures of each of the officers of each Company who may execute on behalf of such Company any document delivered at the First Closing.

(g) No litigation, statute, rule, regulation, executive order, decree, ruling or injunction will have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

(h) Trading and listing of the Common Stock on the Nasdaq must not have been suspended by the SEC or the Nasdaq, nor shall Nasdaq have notified Delphax of any failure of Delphax to meet any of the continued listing standards.

(i) The Irrevocable Transfer Agent Instructions, in form and substance substantially like the form attached hereto as Exhibit D will have been delivered to the Company's transfer agent and acknowledged in writing by such transfer agent.

(j) There shall exist at the time of First Closing no condition or event which would constitute an Event of Default (as hereinafter defined) or which, after notice or lapse of time or both, would constitute an Event of Default.

7.2 Conditions Precedent to Second Closing. The obligation of each Investor hereunder to purchase Notes and Warrants from the Company at the Second Closing is subject to satisfaction, on or before the Second Closing Date, of each of the following conditions. These conditions are for each Investors respective benefit and may be waived by any Investor at any time in its sole discretion:

(a) Delphax Canada will have delivered to the Investors duly executed Notes in the amounts specified in Section 1.1 hereof and Delphax will have delivered to the Investors Warrants for the number of shares specified in Section 1.4 hereof.

(b) Delphax Technologies Limited shall have guaranteed the Notes and executed such documents as the Investor may reasonably require to grant to Investor a first lien on its assets with no standstill or subordination on Investors' right to realize on such collateral, and LaSalle shall have consented to such guaranty and first lien and agreed to amend the Subordination Agreements to give effect thereto. If LaSalle does not consent to this guaranty and first lien, Companies and Investors shall have amended this Agreement to add a total debt covenant limiting total debt (including, without limitation, Senior Debt and the Notes) to be less than 90% of eligible accounts receivable (defined to include all receivables excluding (i) intercompany receivables and receivables from affiliates, (ii) receivables over 90 days after the due date, (iii) receivables owed by a bankrupt or insolvent obligor, or (iv) by an obligor if more than 25% of the receivables from such obligor are over 90 days after the due date), plus 75% of balance sheet inventory (up to a maximum of $10,000,000 of inventory for this purpose).

(c) Arrangements reasonably satisfactory to the Investors shall have been made to prepay the Existing 2004 Notes on the Second Closing Date, and the holders of the Existing 2004 Notes shall have agreed to accept payment in full thereof at par, plus accrued interest, and without any premium, penalty or other charge.

(d) The maturity of the existing Senior Debt of the Companies shall have been extended to a date at least 3 years after the Second Closing Date, the Companies, the Investors and LaSalle shall have entered into amendments to the Subordination Agreements reasonably acceptable to the Companies, the Investor and LaSalle, and LaSalle shall have consented to the incurrence of the debt and liens contemplated for the Second Closing.

(e) The representations and warranties of the Companies must be true and correct in all material respects as of the Second Closing as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties must be true and correct as of such date) and the Companies must have performed and complied in all material respects with the covenants and conditions required by this Agreement to be performed or complied with by the Company at or prior to the Second Closing. The Investor must have received a certificate or certificates dated as of the Second Closing Date and executed by the Chief Executive Officer or the Chief Financial Officer of each Company certifying as to the matters in contained in Sections 7.1(f), and (j) and as to such other matters as may be reasonably requested by such Investor, including, but not limited to, the Companies' Articles of Incorporation, By-laws, Board of Directors' and shareholders resolutions relating to the transactions contemplated hereby and the incumbency and signatures of each of the officers of each Company who may execute on behalf of such Company any document delivered at the Second Closing.

(f) No litigation, statute, rule, regulation, executive order, decree, ruling or injunction will have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

(g) Delphax shall have obtained all necessary approvals of its shareholders to the issuance of the Notes and Warrants at the Second Closing.

(h) Trading and listing of the Common Stock on the Nasdaq must not have been suspended by the SEC or the Nasdaq, nor shall Nasdaq have notified the Company of any failure of the Company to meet any of the continued listing standards.

(i) The Investors will have received opinions of counsel to each Company, dated as of the Second Closing Date, in form, scope and substance reasonably satisfactory to the Investors.

(j) The Irrevocable Transfer Agent Instructions, in form and substance substantially like the form attached hereto as Exhibit D will have been delivered to the Company's transfer agent and acknowledged in writing by such transfer agent.

(k) There shall exist at the time of Second Closing no condition or event which would constitute an Event of Default (as hereinafter defined) or which, after notice or lapse of time or both, would constitute an Event of Default, no event shall have occurred that could reasonably be expected to have a Material Adverse Effect, and the Company's consolidated revenue from service and supplies for the quarter ended March 31, 2007 was $10,000,000 or more.

(l) The Companies shall have executed such additional Security Documents as the Investor may reasonably request to grant to Investor a perfected second Lien in all assets of the Companies securing Senior Debt.

ARTICLE VIII
DEFAULT

8.1 Events of Default. Each of the following events shall be an event of default (an "Event of Default") for purposes of this Agreement:

(a) if default shall be made in the punctual payment of interest on the Notes, and such default shall have continued for a period of 15 days after written notice thereof to the Company by the holder of any of the Notes; or

(b) if default shall be made in the punctual payment of any installment of the principal of the Notes and such default shall have continued for a period of 15 days after written notice thereof to the Company by the holder of any of the Notes; or

(c) if Delphax Canada shall default in any other manner with respect to any of its obligations under the Notes, including without limitation obligations to prepay the Notes under certain circumstances, and such default shall not have been cured by Delphax Canada or waived by the holder or holders of a majority of the Notes within 15 days after notice thereof is given to Delphax Canada by any Investor; or

(d) if Delphax shall default in any of its obligations under the Registration Rights Agreement, including without limitation a default in filing promptly any registration statement required by the Registration Rights Agreement; or

(e) if Delphax shall default in any of its obligations under the Warrants, including without limitation failing to issue Common Stock upon exercise of any Warrant; or

(f) if any Event of Default occurs under any Security Document; or

(g) if Delphax or any Subsidiary becomes insolvent or bankrupt, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or ceases doing business as a going concern, or Delphax or any Subsidiary applies for or consents to the appointment of a trustee or receiver for the Company or any Subsidiary, or for the major part of the property of either; or

(h) if a trustee or receiver is appointed for Delphax or any Subsidiary or for the major part of the property of either and the order of such appointment is not discharged, vacated or stayed within 30 days after such appointment; or

(i) if any judgment, writ or warrant of attachment or of any similar process in an amount in excess of $150,000 shall be entered or filed against Delphax or any Subsidiary or against any of the property or assets of either and remains unpaid, unvacated, unbonded or unstayed for a period of 30 days; or

(j) if an order for relief shall be entered in any Federal bankruptcy proceeding in which Delphax or any Subsidiary is the debtor; or if bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against Delphax or any Subsidiary and, if instituted against Delphax or any Subsidiary, are consented to or, if contested by Delphax or the Subsidiary, are not dismissed by the adverse parties or by an order, decree or judgment within 45 days after such institution; or

(k) if Delphax or any Subsidiary shall default in any material respect in the due and punctual performance of any covenant or agreement in any note (including without limitation any of the Notes), bond, indenture, loan agreement, note agreement, mortgage, security agreement or other instrument evidencing or related to Indebtedness for Borrowed Money, and such default shall continue for more than the period of notice and/or grace, if any, therein specified and shall not have been waived; or

(l) (A) if any representation or warranty made by or on behalf of the Companies in this Agreement or in any certificate, report or other instrument delivered under or pursuant to any term hereof or thereof shall prove to have been untrue or incorrect in any material respect as of the date of this Agreement or as of the Closing Date, or (B) if any report, certificate, financial statement or financial schedule or other instrument prepared by a Company or any officer of a Company furnished or delivered under or pursuant to this Agreement after the Closing Date shall prove to be untrue or incorrect in any material respect as of the date it was made, furnished or delivered; or

(m) if default shall be made in the due and punctual performance or observance of any other term contained in this Agreement, the Warrants, the Security Documents or the Notes, and such default shall have continued for a period of 15 days after written notice thereof to the Company by the holder of any Note; or

(n) if both (A) the consolidated revenue of Delphax and its Subsidiaries for the twelve months ending on the last day of any fiscal quarter, commencing with the twelve months ending March 31, 2008, is less than $47,000,000, and (B) the consolidated cash on hand and in bank accounts of Delphax and its Subsidiaries, plus their aggregate Availability, is less than a total of $2,000,000; or

(o) any guarantor of the Notes shall repudiate, purport to revoke or fail to perform any obligation under its guaranty.

8.2 Remedies Upon Events of Default. For so long as any Note remains outstanding, upon the occurrence of an Event of Default as herein defined, and so long as such Event of Default continues unremedied, then, the holders of at least 50% of the principal amount of the Notes shall be entitled by notice to declare the principal of and any accrued interest on the Notes, to be immediately due and payable, and thereupon the Notes, including both principal and interest shall become immediately due and payable; provided, however, that when any Event of Default described in Section 8.1(j) hereof has occurred, the Notes shall immediately become due and payable without presentment, demand or notice of any kind.

8.3 Notice of Defaults. When, to the knowledge of either Company, any Event of Default has occurred or exists, such Company agrees to give written notice within three business days of such Event of Default to the holders of all outstanding Securities. If the holder of any Securities shall give any notice or take any other actions in respect of a claimed Event of Default, the Companies will forthwith give written notice thereof to all other holders of Securities at the time outstanding, describing such notice or action and the nature of the claimed Event of Default.

8.4 Suits for Enforcement. In case any one or more Events of Default shall have occurred and be continuing, any holder of the Securities may proceed to protect and enforce its rights under this Article VIII by suit in equity or action at law. It is agreed that in the event of such action such holders of Securities shall be entitled to receive all reasonable fees, costs and expenses incurred, including without limitation such reasonable fees and expenses of attorneys (whether or not litigation is commenced) and reasonable fees, costs and expenses of appeals.

8.5 Remedies Cumulative. No right, power or remedy conferred upon any holder of Securities shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred hereby or by any such security or now or hereafter available at law or in equity or by statute or otherwise.

8.6 Remedies not Waived. No course of dealing between the Companies and any Investor or the holder of any Securities, and no delay in exercising any right, power or remedy conferred hereby or by any such security or now or hereafter existing at law or in equity or by statute or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power or remedy; provided, however, that this Section 8.6 shall not be construed or applied so as to negate the provisions and intent of any statute which is otherwise applicable.

ARTICLE IX
INDEMNIFICATION

9.1 Indemnification by Companies. In consideration of each Investor's execution and delivery of this Agreement and its acquisition of the Securities hereunder, and in addition to all other obligations of the Companies under this Agreement, the Registration Rights Agreement, the Warrants, the Notes, the Security Documents and the Guaranty, the Companies will jointly and severally defend, protect, indemnify and hold harmless each Investor and each other holder of the Securities and all of their shareholders, officers, directors, employees, advisors and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (regardless of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred or suffered by an Indemnitee as a result of, or arising out of, or relating to (a) any breach of any representation or warranty made by either Company herein or in any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of either Company contained herein or in any other certificate, instrument or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance, breach or enforcement of this Agreement, the Registration Rights Agreement, the Warrants, the Notes, the Security Documents or the Guaranty by either Company, (d) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or (e) the status of such Investor or holder of the Securities as an investor in the Companies to the extent such status arises from actions or inaction by either Company in violation of law. To the extent that the foregoing undertaking by the Companies is unenforceable for any reason, the Companies will make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

9.2 Indemnification by Investors. Each Investor, severally and not jointly, will defend, protect, indemnify and hold harmless the Companies and their respective shareholders, officers, directors, employees and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement)(collectively, the "Company Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (regardless of whether any such Company Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Company Liabilities") incurred by a Company Indemnitee solely as a result of, or arising solely out of, or relating solely to (a) any breach of any representation or warranty made by such Investor herein or in any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Investor contained herein or in any other certificate, instrument or document contemplated hereby or thereby, or (c) the failure of an Investor to comply with the requirements of the Securities Act or any state securities laws, which failure is not caused by the negligence or willful misconduct of a Company.

ARTICLE X
DEFINITIONS

"Additional Shares" has the meaning set forth in Section 4.13.

"Availability" means, as of any time, the maximum additional amount that the Companies are entitled to borrow under all revolving lines of credit.

"Canadian Securities Legislation" means any and all securities laws, including, statutes, rules, regulations, by-laws, policies, guidelines, orders, decisions, rulings and awards, applicable in the Canadian jurisdictions in which the Notes are offered, sold and issued.

"Canadian Security Documents" means the security documents, in form and substance reasonably acceptable to Investors, pursuant to which Delphax Canada grants to the Investors a lien on all of its property (subject to liens in favor of LaSalle) securing the Notes, as the same may be amended, restated, modified or supplemented from time to time.

"Capital Raising Limitation" has the meaning set forth in Section 4.13.

"Closing" means the First Closing and the Second Closing.

"Common Stock" means the common stock, par value $.10 per share, of Delphax.

"Company Permit" has the meaning set forth in Section 3.19.

"Delphax" means Delphax Technologies Inc.

"Delphax Canada" means Delphax Canada Technologies Canada Limited.

"Dollars" or "$" means U.S. Dollars, notwithstanding that the Notes are being issued by Delphax Canada.

"Environmental Laws" has the meaning set forth in Section 3.14.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Existing 2004 Notes" means the Convertible Subordinated Notes of Delphax dated February 4, 2004 in the original principal amount of $3,000,000, and any notes issued in substitution or exchange therefor.

"Existing Registration Rights Agreement" means the Registration Rights Agreement entered into in connection with the Existing 2004 Notes and the Existing Warrants.

"Existing Warrants" means the Stock Purchase Warrants issued in conjunction with the Existing 2004 Notes.

"First Closing" means the closing of the purchase and sale of the Notes and Warrants under this Agreement on the First Closing Date.

"First Closing Date" has the meaning set forth in Section 1.3.

"Future Offering" has the meaning set forth in Section 4.13.

"Guaranty" means the guaranty of Delphax in form and substance reasonably acceptable to Investors, as the same may be amended, restated, modified or supplemented from time to time.

"Indebtedness for Borrowed Money" shall include only (i) indebtedness of Delphax and its Subsidiaries incurred as the result of a direct borrowing of money, and (ii) guarantees by Delphax and its Subsidiaries of indebtedness of third parties, and shall not include any other indebtedness including, but not limited to, indebtedness incurred with respect to trade accounts, equipment leases, and intercompany loans.

"Indemnified Liabilities" has the meaning set forth in Article IX.

"Indemnified Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto, except for, with respect to any Investor, taxes imposed on or measured by its overall net income (and franchise taxes imposed on it in lieu of net income taxes) by the jurisdiction under the laws of which such Investor is organized or in which its principal office is located.

"Indemnitees" has the meaning set forth in Article IX.

"Intellectual Property" has the meaning set forth in Section 3.10.

"Investors" means the investors whose names are set forth on the signature pages of this Agreement, and their permitted transferees.

"LaSalle" means, collectively, LaSalle Business Credit LLC and ABN Amro Bank, N.V., Canada Branch.

"Material Adverse Effect" means a material adverse effect on (a) the assets, liabilities, business, properties, operations, financial condition, prospects or results of operations of Delphax and its Subsidiaries, (b) the ability of either Company to perform its obligations pursuant to the transactions contemplated by this Agreement or under the agreements or instruments to be entered into or filed in connection herewith or (c) the Securities.

"Nasdaq" means the Nasdaq Capital Market.

"Notes" means the 12% Secured Subordinated Notes issuable pursuant to this Agreement, in the form attached hereto as Exhibit A, and all notes of the Company issued in exchange or substitution therefor.

"Option Plans" means Delphax's (i) 1991 Stock Option Plan; (ii) 1997 Stock Option Plan; and (iii) 2000 Stock Option Plan.

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder of under any other Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document.

"Permitted Liens" means any (i) mechanics', materialmens' and similar liens imposed by law with respect to amounts not yet due and payable or the validity of which is being contested in good faith, (ii) liens for taxes not yet due and payable or the validity of which is being contested in good faith, (iii) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations, and (iv) easements, rights-of-way, restrictive covenants and servitudes and other similar rights and any subdivision, development, servicing, site plan or other similar agreement, none of which would materially restrict or prevent the current or intended use of the property subject to such Permitted Lien.

"PIK Interest Shares" means shares of Common Stock issued in payment of interest on the Notes in accordance with the terms hereof.

"Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date of this Agreement and among the parties to this Agreement, in the form attached hereto as Exhibit C.

"Regulation D" means Regulation D as promulgated by the SEC under the Securities Act.

"Rule 144" and "Rule 144(k)" mean Rule 144 and Rule 144(k), respectively, promulgated under the Securities Act, or any successor rule.

"Sarbanes-Oxley Act" has the meaning set forth in Section 3.7.

"SEC" means the United States Securities and Exchange Commission.

"SEC Documents" has the meaning set forth in Section 3.7.

"Second Closing" means the closing of the purchase and sale of Notes and Warrants under this Agreement on the Second Closing Date.

"Second Closing Date" has the meaning set forth in Section 1.3.

"Securities" means the Notes, PIK Interest Shares, Warrants and Warrant Shares.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.

"Security Documents" means the US Security Agreement, the Canadian Security Documents, the UK Security Documents and any other document delivered to Investors form time to time to secure the Notes or the Existing 2004 Notes.

"Senior Debt" means the Indebtedness for Borrowed Money owed to LaSalle or to another lender that has advanced credit for repayment of the Indebtedness for Borrowed Money owed to LaSalle.

"Shareholder Rights Plan" means the Company's Shareholder Rights Plan adopted by the Company's Board of Directors effective March 22, 2002.

"Subordinated Debt" means indebtedness that is subordinated in right of payment to the Notes pursuant to a subordination agreement among the Companies, the holders of the Notes and the holders of such indebtedness and containing terms and conditions satisfactory to the holders of the Notes.

"Subsidiaries" means any entity in which the Company, directly or indirectly, owns at least 50% of the capital stock or other equity or similar interest, including without limitation the entities set forth on Schedule 10.24.

"Transaction Documents" means this Agreement, the Notes, the Warrants, the Security Documents, the Guaranty and the Registration Rights Agreement.

"U.K. Security Documents" means all documents, pursuant to which **[Name of UK Sub] grants to the Investors a first lien on all of its personal property securing the Notes, as the same may be amended, restated, modified or supplemented from time to time.

"U.S. Security Agreement" means the Security Agreement, in form and substance reasonably acceptable to Investors, pursuant to which Delphax grants to the Investors a lien on all of its personal property (subject to liens in favor of LaSalle) securing the Notes and the Existing 2004 Notes, as the same may be amended, restated, modified or supplemented from time to time.

"Warrant Shares" means the shares of Common Stock issuable upon the exercise (or otherwise) of the Warrants.

"Warrants" means the stock purchase warrants of Delphax, in the form attached hereto as Exhibit B, to acquire shares of Common Stock.

ARTICLE XI
GOVERNING LAW; MISCELLANEOUS

11.1 Governing Law; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the State of Minnesota without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the United States federal and state courts located in the State of Minnesota with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.

11.2 Counterparts; Signatures by Facsimile. This Agreement may be executed in two or more counterparts, all of which are considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other parties. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

11.3 Headings. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

11.4 Severability. If any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision will be deemed modified in order to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law will not affect the validity or enforceability of any other provision hereof.

11.5 Entire Agreement. This Agreement, the Registration Rights Agreement, the Notes, the Warrants the Security Documents and the Guaranty (including all schedules and exhibits thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

11.6 Consents; Waivers and Amendments. Except as otherwise specifically provided herein, in each case in which approval of the Investors is required by the terms of this Agreement, such requirement shall be satisfied only upon receipt of the written consent of each Investor.

11.7 Changes, Waivers, etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

11.8 Notices. Any notices required or permitted to be given under the terms of this Agreement must be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and will be effective five days after being placed in the mail, if mailed by regular U.S. mail, or upon receipt, if delivered personally, by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications are:

If to a Company: Delphax Technologies Inc.
6100 West 110th Street

Bloomington, Minnesota 55438

Attn: Chief Financial Officer

Facsimile: (952) 939-1151

With a copy to: Lindquist & Vennum, PLLP

4200 IDS Center

80 South Eighth Street

Attn: Richard D. McNeil

Facsimile: (612) 371-3207

If to an Investor: To the address set forth immediately below such Investor's name on the signature pages hereto.

With a copy to: Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Daniel J. Amen
Facsimile: (612) 766-1600

Each party will provide written notice to the other parties of any change in its address.

11.9 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. Neither Company may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors, and no Investor may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Companies. Notwithstanding the foregoing, an Investor may assign all or part of its rights and obligations hereunder to any of its "affiliates," as that term is defined under the Securities Act, without the consent of the Companies so long as the affiliate is an accredited investor (within the meaning of Regulation D under the Securities Act and NI 45-106) and agrees in writing to be bound by this Agreement. This provision does not limit the Investor's right to transfer the Securities pursuant to the terms of this Agreement or to assign the Investor's rights hereunder to any such transferee pursuant to the terms of this Agreement, provided that the Investors shall not transfer any Note or Warrants to any person or entity that is a competitor of the Companies unless the Board of Directors of Delphax consents to such transfer. The proviso of the preceding sentence shall continue to apply as to the Warrants after any Note has been repaid.

11.10 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

11.11 Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by the Investors or on their behalf, and the sale and purchase of the Notes and the Warrants and payment therefor. All statements contained in any certificate, instrument or other writing delivered by or on behalf of a Company pursuant hereto or in connection with or contemplation of the transactions herein contemplated (other than legal opinions) shall constitute representations and warranties by such Company hereunder.

11.12 Publicity. Delphax and each Investor have the right to review, a reasonable period of time before issuance thereof, any press releases, or relevant portions of any SEC or Nasdaq filings or any other public statements, with respect to the transactions contemplated hereby. However, Delphax may make any press release or SEC or Nasdaq filings with respect to such transactions as are required by applicable law and regulations (including NASD requirements) without the prior approval of the Investors (although Delphax will make reasonable efforts to consult with the Investors in connection with any such press release prior to its release and filing).

11.13 Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

11.14 No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

11.15 Equitable Relief. Each Company recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Investors. Each Company therefore agrees that the Investors are entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

11.16 Independent Nature of Investors' Obligations and Rights. The obligations of each Investor under any of the Transaction Documents are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. Each Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. Each Investor has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents. The Company has elected to provide all Investors with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Investors.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned Investors and the Companies have caused this Agreement to be duly executed as of the date first above written.

COMPANIES:
DELPHAX TECHNOLOGIES INC.
/s/ Gregory S. Furness
By:____________________________________
Gregory S. Furness, Vice President and CFO
DELPHAX TECHNOLOGIES CANADA LIMITED
/s/ Gregory S. Furness
By:____________________________________
Gregory S. Furness, Vice President and CFO

[Signatures continued on next page]

[Signature Page to Securities Purchase Agreement]

INVESTOR:
WHITEBOX DELPHAX, LTD.
/s/ Jonathan Wood
By:_____________________________________
Name: Jonathan Wood
Title: Director

Aggregate Principal Amount of Notes:
First Closing: $900,000
Second Closing: $6,100,000

Shares of Common Stock Covered by Warrants:
First Closing: 1,200,000
Second Closing: 6,300,000

ADDRESS:

Whitebox Advisors, LLC

3033 Excelsior Blvd., Suite 300

Minneapolis, MN 55416

(any notice hereunder to this Investor shall include a copy to):

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Daniel J. Amen

[Signature Page to Securities Purchase Agreement]

Exhibit A

Form of Note

Exhibit B

Form of Warrant

Exhibit C

Registration Rights Agreement

Exhibit D

Transfer Agent Instructions